Exhibit 99.1

CREDIT AGREEMENT

Dated as of August 1, 2011

between

STRATTEC SECURITY CORPORATION

And

BMO HARRIS BANK N.A.

CREDIT AGREEMENT

This Credit Agreement is entered into as of August 1, 2011, between STRATTEC SECURITY CORPORATION, a Wisconsin corporation (the “Company”) and BMO HARRIS BANK N.A., a national banking association (the “Lender”).

WHEREAS, the Lender has agreed to make available to the Company a secured revolving credit facility, with a letter of credit sub facility, all upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01  Accounting Terms; Definitions.

As used herein:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (i) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (ii) the acquisition of more than 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (iii) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary), provided that the Company or the Subsidiary is the surviving entity.

“ADAC-Strattec LLC” means ADAC-Strattec LLC, a Delaware limited liability company of which the Company owns a 51% membership interest as of the date of this Agreement.

“Adjusted Base Rate” means the Base Rate plus the Base Rate Margin.

“Adjusted Base Rate Loan” means any Loan which bears interest at or by reference to the Adjusted Base Rate.

“Adjusted LIBOR Rate” means, for any Interest Period with respect to an Adjusted LIBOR Rate Loan, a rate per annum determined pursuant to the following formula:

Adjusted LIBOR Rate =	LIBOR Rate	+ LIBOR Margin
1 - Reserve Percentage

“Adjusted LIBOR Rate Loan” means all or part of any Loan which bears interest at or by reference to the Adjusted LIBOR Rate.

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with such Person.

“Base Rate” means, for any day, the rate per annum equal to the greatest of:  (a) the rate of interest announced or otherwise established by the Lender from time to time as its prime commercial rate as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the Lender’s best or lowest rate), (b) the sum of (i) the rate determined by the Lender to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Lender at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Lender for sale to the Lender at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined, plus (ii) 1/2 of 1%, and (c) the LIBOR Quoted Rate for such day plus 1.00%.

“Base Rate Margin” means 0.00% per annum.

“Borrowing Date” means each date (which must be a Business Day) on which a Loan is made to the Company or on which any Loan bearing interest at one rate is converted into a Loan bearing interest at another interest rate or is continued.

“Business Day” means any date other than a Saturday, Sunday or other day on which lenders in the State of Wisconsin are required or authorized to close; provided, however, that for purposes of determining the applicable Interest Period for an Adjusted LIBOR Rate Loan, references to Business Day will include only those days on which dealings in United States Dollar deposits are carried out by United States financial institutions in the London interbank market.

“Capitalized Lease” means any lease which is capitalized on the books of the lessee, or should be so capitalized under GAAP.

“Change of Control” means any of (a) the acquisition by any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) at any time of beneficial ownership of 30% or more of the outstanding capital stock or other equity interests of the Company on a fully-diluted basis, other than acquisitions of such interests by the Company or any of its Subsidiaries, or (b) the failure of individuals who are members of the board of directors (or similar governing body) of the Company on the date of this Agreement (together with any new or replacement directors whose initial nomination for election was approved by a majority of the directors who were either directors on the date of this Agreement or previously so approved) to constitute a majority of the board of directors (or similar governing body) of the Company.

“Commitment” means the Revolving Commitment.

“Company” is defined in the preamble to this Agreement.

“Consolidated Net Earnings” means:

(1)	all revenues and income derived from operation in the ordinary course of business (excluding extraordinary gains and profits upon the disposition of investments and fixed assets),

Minus:

(2)	all expenses and other proper charges against income (including payment or provision for all applicable income and other taxes, but excluding extraordinary losses and losses upon the disposition of investments and fixed assets), all as determined in accordance with GAAP as applied on a consolidated basis to the Company and its Subsidiaries.

“Consolidated Net Worth” means, as of any date, the total shareholders’ equity appearing on the consolidated balance sheet of the Company and its Subsidiaries as of such date in accordance with GAAP.

“Contingent Obligation” means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligator, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a “Guaranty Obligation”); (b) with respect to any surety bond, performance bond or letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or the property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered; or (d) in respect of any Derivative Contract.  The amount of any Contingent Obligation, (w) in the case of Guaranty Obligations, shall be deemed equal to the lesser of (i) the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and (ii) the stated amount of the guaranty, (x) in the case of Contingent Obligations in respect of Derivative Contracts, shall be deemed equal to the aggregate Termination Value of such Derivative Contracts, (y) in the case of Contingent Obligations in respect of surety bonds, performance bonds or letters of credit, shall be deemed equal to the maximum liability of the Company and its Subsidiaries thereunder.

“Controlled Group” means a controlled group of corporations as defined in Section 1563 of the Internal Revenue Code of 1986, as amended, of which the Company is a part.

“Credit Parties” means the Company and each other Person which has or may in the future (i) guarantee all or part of the Obligations, (ii) grant, pledge, mortgage or assign a security interest in or lien on any of such Person’s assets to secure all or part of the Obligations or any guaranty thereof and/or (iii) otherwise provide credit support of any kind for the Obligations or any part thereof.

“Default” means any condition or event which with the passage of time or the giving of notice or both would constitute an Event of Default.

“Derivative Contract” means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America or any state, territory or other political subdivision thereof.

“Eligible Assignee” is defined in Section 9.08(a)(1).

“Environmental Laws” means all federal, state and local laws including rules of common law, statutes, regulations, ordinances, codes, rules and other governmental restrictions and requirements relating to the discharge of air pollutants, water pollutants or process waste water or otherwise relating to the environment or hazardous substances including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Commission, and regulations of any state department of natural resources or state environmental protection agency now or at any time hereafter in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be in effect from time to time.

“Event of Default” is defined in Section 8.01.

“Excluded Taxes” means, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or in which its applicable lending office is located, and (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Company is located.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantor” means any Domestic Subsidiary that is required to become a Guarantor pursuant to Section 6.06.

“Guaranty” means a Guaranty Agreement unconditionally guaranteeing the Obligations that is required to be executed and delivered by a Guarantor pursuant to Section 6.06 in form and substance satisfactory to the Lender.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables and accrued expenses, in either case entered into in the ordinary course of business on ordinary terms); (c) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (d) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all obligations with respect to Capitalized Leases; (f) all indebtedness referred to in clauses (a) through (e) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (g) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (f) above.  For all purposes of this Agreement, the Indebtedness of any Person shall include all recourse Indebtedness of any partnership or joint venture or limited liability company in which such Person is a general partner or a joint venturer or a member and as to which such Person is or becomes directly liable.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest Period” means with respect to each Adjusted LIBOR Rate Loan, the period commencing on the applicable Borrowing Date and ending one, two, three or six months thereafter, as specified by the Company in the related notice of borrowing pursuant to Section 3.02, and with respect to an Adjusted Base Rate Loan converted to an Adjusted LIBOR Rate Loan, or in the case of a continuation of an Adjusted LIBOR Rate Loan for an additional Interest Period, the period commencing on the date of such conversion or continuation and ending one, two, three or six months thereafter, as specified by the Company in the related notice pursuant to Section 3.05, provided that:

(1)
any Interest Period which would otherwise end on a day which is not a Business Day will be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period will end on the immediately preceding Business Day;

(2)
any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in a calendar month at the end of such Interest Period) will, subject to clause (3) below, end on the last Business Day of a calendar month; and

(3)	in no event may any Interest Period extend beyond the scheduled Termination Date.

“Investment” means (i) any purchase or acquisition (or commitment to make any purchase or acquisition) by the Company or any Restricted Subsidiary of any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, and (ii) any advance, loan, extension of credit or capital contribution to or other investment in any Person, including any Affiliate of the Company, or any commitment to do any of the foregoing.

“Lender” is defined in the preamble to this Agreement.

“Letter of Credit” means any commercial or standby letter of credit issued for the account of the Company or any of its Subsidiaries.

“Letter of Credit Obligations” means at any time the sum of the Reimbursement Obligations at such time plus the amount available for drawing under all Letters of Credit outstanding at such time.

“LIBOR Margin” means 1.00% per annum.

“LIBOR Quoted Rate” means, for any day, the rate per annum equal to the quotient of (i) the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a one-month interest period which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) divided by (ii) one (1) minus the Reserve Percentage.

“LIBOR Rate” means, for each Interest Period, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Lender at 11:00 a.m. (London, England time) 2 Business Days before the beginning of such Interest Period by 3 or more major banks in the interbank eurodollar market selected by the Lender for a period equal to such Interest Period and in an amount equal or comparable to the applicable Adjusted LIBOR Rate Loan scheduled to be outstanding from the Lender during such Interest Period.

“LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on the day 2 Business Days before the commencement of such Interest Period.

“LIBOR01 Page” means the display designated as “LIBOR01 Page” on the Reuters Service (or such other page as may replace the LIBOR01 Page on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits).   Each determination of the LIBOR Rate made by the Lender shall be conclusive and binding absent manifest error.

“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or similar interest of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by conditional sale or other title retention agreement, the interest of a lessor under a Capitalized Lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code of any comparable law (but not including any informational filing with respect to a lease that is not a Capitalized Lease)) and any contingent or other agreement to provide any of the foregoing.

“Loan” means any Revolving Loan made by the Lender pursuant to Section 2.01 and any conversion or continuation thereof.

“Loan Documents” means this Agreement, the Note, the Letters of Credit, the Guaranty (if any), the Security Agreement and all other instruments, documents and agreements now or hereafter executed and delivered by the Company or any Subsidiary in connection with this Agreement.

“Material Adverse Change” means any event, condition or development that could reasonably be expected to result in a Material Adverse Effect.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, property or financial condition of the Company and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Company or any Subsidiary to perform its material obligations under any Loan Document to which it is a party, or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company or any Subsidiary of any Loan Document to which it is a party or the rights and remedies of the Lender thereunder.

“Multiemployer Plan” means a multiemployer pension plan within the meaning of the Multiemployer Pension Plan Amendment Act, as amended from time to time.

“Net Cash Proceeds” means:

(a)   with respect to any sale or other disposition of property or assets, the aggregate cash proceeds (including cash proceeds received by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by the Company pursuant to such disposition, net of (i) the direct costs relating to such disposition (including sales commissions and legal, accounting and investment banking fees), (ii) taxes paid or reasonably estimated by the Company to be payable as a result thereof (including taxes that are or would be payable upon repatriation of such proceeds to the United States), after taking into account any available tax credits or deductions and any tax sharing arrangements, (iii) amounts required to be applied to the repayment of any Indebtedness secured by a Lien on the asset subject to such disposition (other than Indebtedness hereunder), and (iv) proceeds that the Company specifies in writing at the time of such disposition will be (and in fact are), within 180 days after such disposition, either (x) reinvested by the Company or the applicable Subsidiary (A) in revenue-producing assets or (B) in fixed assets useful in the business of the Company or the applicable Subsidiary or (y) applied towards the purchase price of a Permitted Acquisition (to the extent that the Company would be permitted to pay cash to consummate such an Acquisition as of the date of such disposition); and

(b)   with respect to any issuance of debt or equity securities, the aggregate cash proceeds received by the Company pursuant to such issuance, net of the direct costs relating to such issuance (including sales and underwriter’s discounts and commissions and legal, accounting and investment banking fees).

“Note” is defined in Section 2.01.

“Obligations” means any and all present and future debts, obligations and liabilities of the Company under or in connection with this Agreement, the Note, any Letter of Credit or any other Loan Document, including all obligations to the Lender or any of its Affiliates in respect of Derivatives Contracts, in each case whether now or hereafter made, incurred, or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether the Company is liable individually or jointly with others, whether for principal, interest or other debts, obligations or liabilities.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Credit Exposure” means, at any time, the aggregate principal amount of the Loans outstanding at such time plus the aggregate Letter of Credit Obligations outstanding at such time.

“Permitted Acquisition” means any Acquisition in a transaction that satisfies each of the following requirements:

(1)	such Acquisition has been approved by the Board of Directors of the target Person;

(2)	except as otherwise agreed in writing by the Lender, (i) the business acquired in connection with such Acquisition is primarily operating in North America, and (ii) except for any Acquisition for which the total consideration paid by the Company or a Restricted Subsidiary (including cash and the fair market value of any non-cash consideration and including the amount of any Indebtedness of the target Person assumed in connection with such Acquisition) is less than $10,000,000, the business being acquired is not primarily engaged, directly or through its Subsidiaries, in any line of business other than the businesses in which the Company and its Subsidiaries are then engaged and any business activities that are substantially similar, related, or incidental thereto;

(3)	both before and after giving effect to such Acquisition and the Loans (if any) requested to be made in connection therewith, (i) each of the representations and warranties in the Loan Documents is true and correct in all material respects (except any such representation or warranty which relates to a specified prior date, which shall remain true and correct as of such prior date), (ii) no Default or Event of Default exists, will exist, or would result therefrom, and (iii) the Company shall be able to borrow at least an additional $5,000,000 under the Revolving Commitment;

(4)	if such Acquisition is a merger or consolidation, the Company or a wholly-owned Subsidiary shall be the surviving entity;

(5)	as soon as available, but not less than 10 Business Days prior to such Acquisition, the Company shall have provided the Lender (i) notice of such Acquisition and (ii) a copy of all business and financial informatio reasonably requested by the Lender relating to the Acquisition and the target Person, including pro forma financial statements.

“Permitted Derivative Obligations” means all obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under Derivative Contracts, provided that each of the following criteria is satisfied:  (a) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held or reasonably anticipated by such Person, or changes in the value of securities used by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a “market view”; and (b) such Derivative Contracts do not contain any provision (“walk-away” provision) exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party.

“Permitted Liens” means:

(1)	liens outstanding on the date hereof and shown on Schedule 5.07 hereto;

(2)	liens for taxes, assessments or governmental charges, and liens incident to construction, which are either not delinquent or are being contested in good faith by the Company or a Subsidiary by appropriate proceedings which will prevent foreclosure of such liens, and against which adequate reserves have been provided; and easements, restrictions, minor title irregularities and similar matters which have no adverse effect as a practical matter upon the ownership and use of the affected property by the Company or any Subsidiary;

(3)	liens or deposits in connection with worker’s compensation or other insurance or to secure customs’ duties, public or statutory obligations in lieu of surety, stay or appeal bonds, or to secure performance of contracts or bids (other than contracts for the payment of money borrowed), or deposits required by law or governmental regulations or by any court order, decree, judgment or rule as a condition to the transaction of business or the exercise of any right, privilege or license; or other liens or deposits of a like nature made in the ordinary course of business; and

(4)	purchase money liens on property (other than inventory) acquired in the ordinary course of business, to finance or secure a portion of the purchase price thereof, and liens on property acquired existing at the time of acquisition; provided that in each case such lien shall be limited to the property so acquired and the liability secured by such lien does not exceed either the purchase price or the fair market value of the asset acquired.

“Person” includes an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, or Governmental Authority.

“Plan” means any employee pension benefit plan subject to Title IV of ERISA maintained by the Company, any of its Subsidiaries, or any member of the Controlled Group, or any such plan to which the Company, any of its Subsidiaries, or any member of the Controlled Group is required to contribute on behalf of any of its employees.  For the avoidance of doubt, the term “Plan” does not include the Company’s nonqualified supplemental executive retirement plan.

“Regulatory Change” means the enactment, issuance, adoption or implementation after the date of this Agreement of any federal or state law, regulation, interpretation, direction, policy or guideline, or any court decision, or any change or modification with respect thereto, which applies generally to banks similarly situated with Lender or to financing transactions similar to the transaction contemplated by this Agreement and which affects the treatment of any extensions of credit of the Lender; provided, however, that notwithstanding anything herein to the contrary, all requests, rules, guidelines or directives in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act shall be deemed to be Regulatory Changes hereunder regardless of the date enacted, adopted or issued and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities shall be deemed to be Regulatory Changes hereunder regardless of the date adopted, issued, promulgated or implemented.

“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Company then outstanding under Section 2.02 to reimburse the Lender for amounts paid by the Lender in respect of any one or more drawings under Letters of Credit, which amounts have not been converted to Revolving Loans pursuant to Section 2.02.

“Reportable Event” means a reportable event as that term is defined in Title IV of ERISA.

“Reserve Percentage” means the maximum reserve percentage, expressed as a decimal, at which reserves (including, without limitation, any emergency, marginal, special, and supplemental reserves) are imposed by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or any successor thereto), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto.   For purposes of this definition, Adjusted LIBOR Rate Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D. The Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.

“Restricted Subsidiary” means each of STRATTEC Power Access LLC, ADAC-Strattec LLC, and each other Subsidiary that becomes a Guarantor pursuant to Section 6.06.

“Revolving Commitment” means the obligation of the Lender to make Revolving Loans to the Company and issue Letters of Credit for the account of the Company subject to the terms and conditions of this Agreement in an aggregate amount not exceeding $25,000,000, as such amount may be modified from time to time pursuant to the terms hereof.

“Revolving Loan” is defined in Section 2.01.

“Revolving Note” is defined in Section 2.01.

“STRATTEC Power Access LLC” means STRATTEC Power Access LLC, a Delaware limited liability company of which the Company owns an 80% membership interest as of the date of this Agreement.

“Subsidiary” means a Person of which the Company owns, directly or through another Subsidiary, at the date of determination, more than 50% of the outstanding stock (or other shares of or units of beneficial interest) having ordinary voting power for the election of directors or managers, irrespective of whether or not at such time stock (or other shares or units) of any other class or classes might have voting power by reason of the happening of any contingency, or holds at least a majority of partnership or similar interests, or is a general partner, and any other Affiliate of the Company that is included in the Company’s consolidated financial statements furnished to the Lender pursuant to Section 7.06 hereof.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” is defined in Section 2.01.

“Termination Value” means, in respect of any one or more Derivative Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivative Contracts, (a) for any date on or after the date such Derivative Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for Derivative Contracts, as determined by the Company based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivative Contracts (which may include the Lender).

“Unfunded Liabilities” means, with regard to any Plan, the excess of the current value of the Plan’s benefits guaranteed under ERISA over the current value of the Plan’s assets allocable to such benefits.

“VAST LLC” means VAST LLC, a Delaware limited liability company of which the Company owns a 33 1/3% membership interest as of the date of this Agreement.

Section 1.02     Other Interpretive Provisions.

(a)   The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)   The words “hereof”, “herein”, and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule, Exhibit and Appendix references are to this Agreement unless otherwise specified.

(c)   The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(d)   The term “including” is not limiting and means “including without limitation.”

(e)   In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(f)   The term “property” includes any kind of property or asset, real, personal or mixed, tangible or intangible.

(g)   Unless otherwise expressly provided herein, (i) references to agreements, (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(h)   The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(i)   This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(j)   This Agreement and the other Loan Documents are the result of negotiations between the Company and the Lender, have been reviewed by counsel to the Company and the Lender, and are the products of both parties.  Accordingly, they shall not be construed against the Lender merely because of the Lender’s involvement in their preparation.

Section 1.03   Accounting Principles.

(a)   Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied throughout all accounting periods and consistent with those applied in the preparation of the financial statements referred to in Section 5.05.

(b)   References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of the Company.

(c)   In the event that any changes in GAAP occur after the date of this Agreement and such changes result in a material variation in the method of calculation of financial covenants or other terms of this Agreement, then either the Company or the Lender may, by notice to the other party, require that the parties shall negotiate in good faith to amend such provisions of this Agreement so as to equitably reflect such changes, with the desired result being that the criteria for evaluating the Company’s financial condition will be the same after such changes as if such changes had not occurred.  Until any such term or provision is amended in accordance with this Section 1.03(c), the financial covenants in this Agreement shall be computed and determined in accordance with GAAP as in effect prior to such change.

ARTICLE II

LOANS AND NOTES

Section 2.01   Revolving Loans.

From time to time prior to August 1, 2014 or the earlier termination in full of the Revolving Commitment pursuant to the terms and conditions set forth herein (in either case, the “Termination Date”), and subject to all of the terms and conditions of this Agreement, the Company may obtain Loans (“Revolving Loans”) from the Lender up to the amount of the outstanding Revolving Commitment, repay such Loans and reborrow hereunder; provided that no Revolving Loan shall be made if after giving effect to such Revolving Loan the aggregate principal amount of all outstanding Revolving Loans plus the outstanding Letter of Credit Obligations would exceed the Revolving Commitment.  Each advance of Revolving Loans shall be in a minimum amount of $250,000 (subject to Section 3.01 in the case of Adjusted LIBOR Rate Loans).  The Revolving Loans shall be evidenced by a single promissory note of the Company (the “Revolving Note” or “Note”), in the form of Exhibit 2.01 annexed hereto, payable to the order of the Lender.  The Revolving Note shall be executed by the Company and delivered to the Lender prior to the initial Loans.  Although the Revolving Note shall be expressed to be payable in the full amount of the Revolving Commitment, the Company shall be obligated to pay only the principal amount of Revolving Loans advanced to or for the account of the Company, together with interest on the unpaid balance of such Revolving Loans which remains outstanding from time to time, at the rates and on the dates specified herein or in the Revolving Note, together with the other amounts provided herein.  The Company shall repay to the Lender on the Termination Date the aggregate principal amount of Revolving Loans outstanding on such date.

Section 2.02   Letters of Credit.

(a)	Letters of Credit. Subject to all the terms and conditions of this Agreement, the Lender shall from time to time, when so requested by the Company, issue commercial and standby letters of credit (each sometimes referred to herein as a “Letter of Credit” and collectively as the “Letters of Credit”) in form and substance satisfactory to the Lender for the account of the Company; provided, however, that (i) the aggregate undrawn face amount of such Letters of Credit shall not at any time exceed $3,000,000, and (ii) the Lender shall have no obligation to issue any Letter of Credit if (A) the outstanding principal amount of the Revolving Loans plus Letter of Credit Obligations, without duplication, would thereby exceed the Revolving Commitment, or (B) a Default or Event of Default has occurred and is continuing. Each Letter of Credit shall have a stated term ending on the earlier of (i) one year from its date of issuance or (ii) thirty (30) days prior to the Termination Date; provided that Letters of Credit may have annual renewal provisions so long as the final expiration date is not later than thirty (30) days prior to the Termination Date. All Letters of Credit shall be issued pursuant to letter of credit applications and other documentation to be agreed upon by the Company and the Lender.

(b)	Reimbursement; Revolving Loans. In the event of any drawing on a Letter of Credit, the Lender will promptly notify the Company and the Company will reimburse the Lender prior to 3:00 p.m. Milwaukee time on the date that any amount is paid by the Lender on such Letter of Credit (the “Honor Date”), in an amount equal to the amount so paid by the Lender (the “Reimbursement Amount”); provided that if the Lender notifies the Company after 11:00 a.m. Milwaukee time on the Honor Date, the Company shall be obligated to reimburse the Lender prior to 3:00 p.m. Milwaukee time on the Business Day immediately following the Honor Date. In the event that the Company fails to reimburse the Lender for the full Reimbursement Amount by the applicable date and time as provided above, the Company shall be deemed to have requested that a Revolving Loan in an amount equal to such unreimbursed amount be made by the Lender to be disbursed on the Honor Date, subject to the amount of the unutilized portion of the Revolving Commitment. Any notice given by the Lender pursuant to this subsection (b) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(c)	Letter of Credit Fees. The Company agrees to pay to the Lender the following fees with respect to Letters of Credit: (i) a letter of credit fee in respect of all outstanding Letters of Credit, payable quarterly in arrears on the last Business Day of each calendar quarter at a rate per annum equal to the LIBOR Margin calculated on the daily average amount of Letter of Credit Obligations outstanding during such calendar quarter, and (ii) for each Letter of Credit, the standard and customary fees and other charges required by Lender for the issuance, amendment, cancellation, negotiation or transfer of such Letter of Credit and each drawing made thereunder.

(d)	Reimbursement. The Company hereby unconditionally promises to pay to the Lender, upon demand, without defense, setoff or counterclaim, the amount of each drawing under the Letters of Credit, and if such amount is not paid or converted into a Revolving Loan by the time set forth in subsection (b) above, interest on the foregoing from the date such amount is to be reimbursed as set forth in subsection (b) above at (i) the Adjusted Base Rate for a period of two Business Days from the date of drawing, and (ii) if such amount remains unpaid for more than two Business Days, a rate equal to 2% per annum in excess of the Adjusted Base Rate thereafter.

(e)	Reliance on Documents. Delivery to the Lender of any documents complying on their face with the requirements of any Letter of Credit shall be sufficient evidence of the validity, genuineness and sufficiency thereof and of the good faith and proper performance of drawers and users of such Letter of Credit, their agents and assignees notwithstanding any dispute or disagreement between the Lender and the Company in respect of the same; and the Lender may rely thereon without liability or responsibility with respect thereto, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; provided that payment by the Lender under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct on the part of Lender under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

(f)	Non-Liability for Other Matters. The Lender shall not be liable to the Company for (i) honoring any requests for payment under any Letter of Credit which comply on their face with the terms of such Letter of Credit, (ii) any delay in giving or failing to give any notice, (iii) errors, delays, misdeliveries or losses in transmission of telegrams, cables, letters or other communications or documents or items forwarded in connection with any Letter of Credit or any draft, (iv) accepting and relying upon the name, signature or act of any party who is or purports to be acting in compliance with the terms of any Letter of Credit; or (v) any other action taken or omitted by the Lender in good faith in connection with any Letter of Credit or any draft.

Section 2.03   Optional and Mandatory Prepayments.

(a)   Loans may be prepaid at the option of the Company as provided in Section 3.11.

(b)   If the Company receives any Net Cash Proceeds from any of the following events, the Company shall apply such Net Cash Proceeds at the following times and in the following amounts first, to the prepayment of outstanding Loans, and second, to the payment or cash collateralization of outstanding Letter of Credit Obligations (any such application, a “Proceeds Application”):

(1)	Within five Business Days following the receipt by the Company of any Net Cash Proceeds from any sale or other disposition of property or assets by the Company or a Restricted Subsidiary (other than (A) sales of assets permitted by Section 6.06, and (B) the first $1,000,000 of Net Cash Proceeds from such asset sales received after the date of this Agreement), the Company shall make a Proceeds Application in an amount equal to 100% of such Net Cash Proceeds;

(2)	Within five Business Days following the receipt by the Company of any Net Cash Proceeds from the issuance of any debt securities of the kind described in clause (a) or (c) of the definition of Indebtedness (other than Indebtedness evidenced by the Note), the Company shall make a Proceeds Application in an amount equal to 100% of all such Net Cash Proceeds;

(3)	Within five Business Days following the receipt by the Company of any Net Cash Proceeds from the issuance of any equity securities of the Company or a Restricted Subsidiary, the Company shall make a Proceeds Application in an amount equal to 100% of all such Net Cash Proceeds;

(4)	Within five Business Days following the receipt by the Company of any Net Cash Proceeds of insurance resulting from an event of loss or casualty with respect to any property, or of a condemnation award resulting from any condemnation or taking by a Governmental Authority, to the extent that such Net Cash Proceeds are not reinvested by the Company, the Company shall make a Proceeds Application in an amount equal to 100% of all such Net Cash Proceeds.

Notwithstanding the foregoing, the total payment obligation of the Company pursuant to this Section 2.03(b) shall not at any time exceed the sum of the aggregate principal balance of and accrued interest on all outstanding Loans plus cash collateralization of all outstanding Letter of Credit Obligations at such time.

(c)   If at any time the sum of the outstanding principal amount of the Revolving Loans and the Letter of Credit Obligations shall exceed the Revolving Commitment, the Company shall immediately notify the Lender thereof and prepay the Revolving Loans to the extent necessary to eliminate such excess.

Section 2.04   Use of Proceeds.

The Company represents, warrants and agrees that:

(a)   The proceeds of the Loans made hereunder will be used solely for the following purposes:  (i) to refinance outstanding Indebtedness; (ii) for the Company’s ordinary working capital purposes; (iii) for capital expenditures; and (iv) for other lawful corporate purposes.

(b)   No part of the proceeds of any Loan made hereunder will be used to “purchase” or “carry” any “margin stock” or to extend credit to others for the purpose of “purchasing” or “carrying” any “margin stock” (as such terms are defined in the Regulation U of the Board of Governors of the Federal Reserve System), and the assets of the Company and its Subsidiaries do not include, and neither the Company nor any Subsidiary has any present intention of acquiring, any such security.

Section 2.05   Commitment Fee.

The Company shall pay to the Lender a commitment fee computed at a rate equal to 0.10% per annum on the difference existing from time to time between (a) the amount of the Revolving Commitment (as reduced pursuant to Section 2.06), and (b) the outstanding unpaid principal balance of the Revolving Loans plus the outstanding face amount of Letters of Credit.  Such commitment fees shall accrue for the period from the date of this Agreement to and including the Termination Date, and shall be payable quarterly in arrears on the first Business Day of each calendar quarter.

Section 2.06   Voluntary Termination or Reduction of the Commitments.

The Company shall have the right, upon five Business Days’ prior written notice to the Lender, to reduce in part the Revolving Commitment, provided, however, that each partial reduction of the Revolving Commitment shall be in the amount of $1,000,000 or an integral multiple thereof, and provided, further, that no reduction shall reduce the Revolving Commitment to an amount less than the sum of (a) the aggregate principal amount of the Revolving Loans outstanding hereunder at the time and (b) the aggregate outstanding amount of the Letter of Credit Obligations at the time.  The entire Revolving Commitment may be terminated in whole at any time by the Company upon five Business Days’ prior written notice to the Lender.

ARTICLE III

ADMINISTRATION OF CREDIT

Section 3.01   Interest on Loans.

Each Revolving Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the applicable Adjusted Base Rate or the Adjusted LIBOR Rate according to the terms of this Article III.  The unpaid principal balance of the Revolving Notes may be comprised of Adjusted Base Rate Loans and/or Adjusted LIBOR Rate Loans as elected by the Company from time to time in accordance with the procedures set forth below; provided, however, that each Adjusted LIBOR Rate Loan must be in a minimum amount of $250,000 or a multiple of $100,000 in excess of that amount; provided, further, that no election of an Adjusted LIBOR Rate Loan shall become effective if any Default or Event of Default has occurred and is continuing; and provided, further, that no more than ten different Interest Periods for Adjusted LIBOR Rate Loans may be outstanding at any one time.  Each notice of election of an Adjusted LIBOR Rate Loan shall be irrevocable.

Section 3.02   Borrowing Procedure.

The Company will request a Revolving Loan by written notice in the form of Exhibit 3.02 annexed hereto, or by telephonic notice (which notice shall be confirmed in writing if the Lender so requests), which notices will be irrevocable, to the Lender not later than 11:00 a.m., Milwaukee Wisconsin time, on the proposed Borrowing Date, or, in the case of an Adjusted LIBOR Rate Loan, not less than three Business Days before the proposed Borrowing Date.  In the event of any inconsistency between the telephonic notice and the written confirmation thereof, the telephonic notice will control.  Each such request will be effective upon receipt by the Lender and will specify (i) the amount of the requested Loan; (ii) the proposed Borrowing Date; (iii) whether such Loan will bear interest at the Adjusted Base Rate or at the Adjusted LIBOR Rate; and (iv) in the case of an Adjusted LIBOR Rate Loan, the Interest Period therefor.  Upon its receipt of such notice from the Company, subject to the terms and conditions of this Agreement the Lender will make a Revolving Loan to the Company in the requested amount.

Section 3.03   Conversion.

The Company may elect from time to time, subject to the terms and conditions of the Revolving Note and this Agreement, to convert all or a portion of an Adjusted Base Rate Loan into an Adjusted LIBOR Rate Loan or to convert all or a portion of an Adjusted LIBOR Rate Loan into an Adjusted Base Rate Loan; provided, however, that any conversion of an Adjusted LIBOR Rate Loan will occur on the last day of the Interest Period applicable thereto.

Section 3.04   Automatic Conversion.

An Adjusted Base Rate Loan will continue as an Adjusted Base Rate Loan unless and until converted into an Adjusted LIBOR Rate Loan.  At the end of the applicable Interest Period for an Adjusted LIBOR Rate Loan, such Adjusted LIBOR Rate Loan will automatically be converted into an Adjusted Base Rate Loan unless the Company shall have given the Lender notice in accordance with Section 3.05 requesting that, at the end of such Interest Period, all or a portion of such Adjusted LIBOR Rate Loan be continued as an Adjusted LIBOR Rate Loan for an additional Interest Period.

Section 3.05   Conversion and Continuation Procedure.

The Company will give the Lender written notice in the form of Exhibit 3.05 annexed hereto, or telephonic notice (confirmed in writing if the Lender so requests), which notices will be irrevocable, of each conversion of an Adjusted Base Rate Loan or Adjusted LIBOR Rate Loan or continuation of an Adjusted LIBOR Rate Loan not later than 11:00 a.m., Milwaukee, Wisconsin time, on a Business Day which is not less than three Business Days before the date of the requested conversion or continuation, specifying (i) the requested date (which must be a Business Day) of such conversion or continuation; (ii) the amount of the Loan to be converted or continued; (iii) whether such Loan currently bears interest at the Adjusted Base Rate or the Adjusted LIBOR Rate; and (iv) the duration of the Interest Period to be applicable thereto.

Section 3.06   Basis for Determining Interest Rate Inadequate or Unfair.

If with respect to an Interest Period for any Adjusted LIBOR Rate Loan:

(a)   the Lender determines in good faith (which determination will be binding and conclusive on the Company) that by reason of circumstances affecting the London interbank market adequate and reasonable means do not exist for ascertaining the applicable Adjusted LIBOR Rate; or

(b)   the Lender reasonably determines (which determination will be binding and conclusive on the Company) that the Adjusted LIBOR Rate will not adequately and fairly reflect the cost of maintaining or funding such Adjusted LIBOR Rate Loan for such Interest Period, or that the making or funding of Adjusted LIBOR Rate Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of Lender materially affects Adjusted LIBOR Rate Loans;

then, (a) the Lender will promptly notify the Company thereof, and (b) so long as such circumstances continue, the Lender will not be under any obligation to make any new Adjusted LIBOR Rate Loan so affected.

Section 3.07   Changes in Law Rendering Certain Loans Unlawful.

In the event that any Regulatory Change should make it (or, in the good faith judgment of the Lender, should raise substantial questions as to whether it is) unlawful for Lender to make, maintain or fund an Adjusted LIBOR Rate Loan, (i) Lender will promptly notify the Company; (ii) the obligation of Lender to make Adjusted LIBOR Rate Loans shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness; and (iii) upon such notice, any outstanding Adjusted LIBOR Rate Loan made by Lender will automatically convert into an Adjusted Base Rate Loan.

Section 3.08   Increased Costs.

If any Regulatory Change,

(a)   shall subject Lender to any tax, duty or other charge with respect to any of its Loans hereunder, or shall change the basis of taxation of payments to Lender of the principal or interest on its Loans hereunder, or any other amounts due under this Agreement in respect of such Loans, or its obligation to make Loans hereunder (except for changes in the rate of tax on the overall net income of Lender);

(b)   shall impose, modify or make applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve included in the determination of the Adjusted LIBOR Rate), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Lender; or

(c)   shall impose on Lender any other condition affecting its Loans hereunder;

and the result of any of the foregoing is to increase the cost to (or in the case of Regulation D or any other analogous law, rule or regulation, to impose a cost on) Lender of making or maintaining any Loans hereunder, or to reduce the amount of any sum received or receivable by Lender under this Agreement and any document or instrument related hereto; then upon notice from Lender (which notice shall be accompanied by a statement setting forth in reasonable detail the basis of such increased cost or other effect on the Loans), and provided that Lender is giving similar notice to other similarly situated corporate borrowers of Lender, the Company shall pay directly to Lender, on demand, such additional amount or amounts as will compensate Lender for such increased cost or such reduction.

Section 3.09   Discretion of Lender as to Manner of Funding.

Notwithstanding any provision of this Agreement to the contrary, the Lender shall be entitled to fund and maintain its funding of all or any part of the Loans to the Company hereunder in any manner it sees fit.

Section 3.10   Capital Adequacy.

If any Regulatory Change affects the treatment of any Loan hereunder of Lender as an asset or other item included for the purpose of calculating the appropriate amount of capital to be maintained by Lender or any corporation controlling Lender and has the effect of reducing the rate of return on Lender’s or such corporation’s capital as a consequence of the obligations of Lender hereunder to a level below that which Lender or such corporation could have achieved but for such Regulatory Change (taking into account Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed in good faith by Lender to be material, then the Company shall pay to Lender, on demand, such additional amount or amounts as will compensate Lender or such corporation, as the case may be, for such reduction.  Lender shall provide to the Company a certificate demonstrating Lender’s calculations of the amount requested.

Section 3.11   Limitation on Prepayment.

An Adjusted Base Rate Loan may be prepaid at the option of the Company in whole or in part at any time without premium or penalty.  An Adjusted LIBOR Rate Loan may be prepaid in whole or in part at any time at the option of the Company; provided, however, that prepayment prior to the last day of the Interest Period applicable thereto will require the payment by Company of the amount (if any) required by Section 3.12.  All prepayments shall be accompanied by interest accrued on the amount prepaid through the date of prepayment.  The Company will provide written or telephonic notice (which notice shall be confirmed in writing if the Lender so requests), which notices shall be irrevocable, to the Lender not later than (i) 11:00 a.m., Milwaukee, Wisconsin time, on any proposed date of prepayment of any Adjusted Base Rate Loan, and (ii) 3:00 p.m., Milwaukee, Wisconsin time, on the date that is three (3) Business Days prior to the proposed date of prepayment of any Adjusted LIBOR Rate Loan.

Section 3.12   Funding Losses.

The Company hereby agrees that upon demand by Lender (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for the calculations of the amount being claimed) the Company will indemnify Lender against any loss or expense which Lender may sustain or incur (including, without limitation, any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Lender to fund or maintain Adjusted LIBOR Rate Loans and any loss of anticipated return), as reasonably determined by Lender, as a result of (i) any payment, prepayment or conversion of any Adjusted LIBOR Rate Loan on a date other than the last day of an Interest Period for such Loan whether or not required by any other provisions of this Agreement, or (ii) any failure of the Company to draw down the proceeds of an Adjusted LIBOR Rate Loan on a Borrowing Date or to convert an Adjusted Base Rate Loan to an Adjusted LIBOR Rate Loan or to continue an Adjusted LIBOR Rate Loan at the end of any Interest Period, in each case as specified by the Company in a notice of borrowing as provided in Section 3.02 or in a conversion or continuation notice as provided in Section 3.05.

Section 3.13   Conclusiveness of Statements; Survival of Provisions.

Determinations and statements of Lender pursuant to Sections 3.07, 3.08, 3.10 and 3.12 shall be rebuttably presumptive evidence of the correctness of the determinations and statements and shall be conclusive absent manifest error.

Section 3.14   Obligation of Lender to Mitigate.

(a)   Lender agrees that, as promptly as practicable after the officer of Lender responsible for administering the Loans becomes aware of the occurrence of an event or the existence of a condition that would entitle Lender to receive payments under Section 3.08, 3.10 or 3.12, it will, to the extent not inconsistent with the internal policies of Lender and any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, issue, fund or maintain the Revolving Commitment or the affected Loans through another lending office of Lender, or (ii) take such other measures as Lender may deem reasonable, if as a result thereof the additional amounts which would otherwise be required to be paid to Lender pursuant to Section 3.08, 3.10 or 3.12, would be materially reduced and if, as determined by Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitment or Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Commitment or Loans or the interests of Lender.

Section 3.15   Survival of Provisions.

The provisions of Sections 3.08, 3.10 and 3.12 shall survive the obligation of the Lender to extend credit under this Agreement and the repayment of the Loans and the Letter of Credit Obligations.

Section 3.16   Computations of Interest.

All computations of interest and other amounts due under the Notes and fees and other amounts due under this Agreement will be based on a 360-day year using the actual number of days occurring in the period for which such interest, fees or other amounts are payable; provided, that interest accrued at the Adjusted Base Rate shall be computed on the basis of a 365-day (or 366-day, as applicable) year.

Section 3.17   Payments; Loan Account.

(a)   Interest on all Loans will be due and payable (i) in the case of an Adjusted Base Rate Loan, quarterly in arrears on the last Business Day of each calendar quarter, beginning on the first such day following the date on which the Company obtains such Adjusted Base Rate Loan; (ii) in the case of an Adjusted LIBOR Rate Loan, on the last Business Day of the applicable Interest Period (except that if the Interest Period is longer than three months, interest shall also be payable on the last Business Day of every third month in such Interest Period); and (iii) in the case of any Loan, at the respective maturity of such Loan, whether by acceleration or otherwise.  All payments and prepayments of principal, interest and fees under this Agreement and the Note shall be made to the Lender prior to 3:00 p.m., Milwaukee, Wisconsin time, in immediately available funds.

(b)   The Loans and Letters of Credit shall be evidenced by a loan account or record maintained by Lender in the ordinary course of business.  The loan account or record maintained by the Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lender to the Company and Letters of Credit issued for the account of the Company, and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Loans or the Letter of Credit Obligations.

(c)   The Lender is hereby authorized to charge any account of the Company maintained with the Lender for any amount that becomes due under this Agreement.

Section 3.18   Reserved.

Section 3.19   Interest Following Event of Default.

From and after the occurrence and during the continuance of an Event of Default, the unpaid principal amount of all Loans and all other amounts due and unpaid under this Agreement and the Notes will bear interest until paid computed at a rate equal to 2% per annum in excess of the rate or rates otherwise payable hereunder and shall be payable from time to time on demand.

Section 3.20   Deposits; Set Off.

If any Event of Default occurs hereunder, Lender may offset and apply any and all monies, balances, accounts and deposits (including certificates of deposit) of the Company at Lender now or at any time hereafter toward the payment of the Note, whether or not the Note, or any part thereof, shall then be due.  Promptly upon its charging any account of the Company pursuant to this Section, Lender shall give the Company notice thereof.

ARTICLE IV

CONDITIONS OF BORROWING

Without limiting any of the other terms of this Agreement, the Lender shall not be required to make any Loan or other extension of credit to or on behalf of the Company or issue any Letter of Credit hereunder:

Section 4.01   Representations; No Default; No Material Adverse Change.

Unless the representations and warranties contained in Section 2.04 and in Article V hereof continue to be true and correct in all material respects on the date of such Loan or extension of credit (except to the extent that such representations and warranties are specifically limited to a prior date, in which case such representations and warranties shall have been true and correct as of such prior date); no Default or Event of Default hereunder shall have occurred and be continuing; and there has been no Material Adverse Change since June 27, 2010 or, if later, the date of the last audited annual financial statements provided to the Lender pursuant to Section 7.06.

Section 4.02   Closing Certificate.

Unless prior to the initial Loan the Lender shall have received a certification as of the date hereof and, if different, the date of the initial Loan, by an appropriate officer of the Company and in form and substance satisfactory to the Lender as to the matters set forth in Section 4.01 above.

Section 4.03   Loan Documents.

Unless prior to the initial Loan (a) the Lender shall have received the Revolving Note, duly executed and delivered by the Company and (b) the Lender shall have received executed facsimile (or other electronic form) copies of each of the other Loan Documents (with originals delivered promptly thereafter), duly executed and delivered by the Company or other applicable party thereto.

Section 4.04   Termination of Credit Facilities and Liens.

Unless prior to or concurrently with the making of the initial Loan all outstanding credit facilities of the Company (other than this Agreement) shall have been terminated and any Liens on the assets of the Company in connection with such credit facilities shall have been released and terminated, and the Lender shall have received signed payoff letters issued by the creditors under such credit facilities or other evidence satisfactory to the Lender of such termination and release.

Section 4.05   Insurance Certificate.

Unless prior to the initial Loan the Lender shall have received evidence satisfactory to it that the Company maintains hazard and liability insurance coverage reasonably satisfactory to the Lender.

Section 4.06   Authority Documents.

Unless prior to the initial Loan the Lender shall have received a certificate of the corporate secretary or assistant secretary of the Company certifying each of the following in form and substance satisfactory to the Lender:  (i) resolutions of the board of directors of the Company authorizing financing contemplated by this Agreement and the execution, delivery and performance of this Agreement and the other Loan Documents by the Company; (ii) the articles of incorporation and by-laws of the Company as in effect on the date of adoption of such resolutions and as in effect from and after such date through and including the date of this Agreement; and (iii) the genuineness of the signatures and incumbency of the officers of the Company signing this Agreement and the other Loan Documents.

Section 4.07   Government Certificates.

Unless prior to the initial Loan the Lender shall have received a certification of the articles of incorporation of the Company and a favorable certificate of the status of the Company, each issued by the Wisconsin Department of Financial Institutions as of a recent date.

Section 4.08   Counsel Opinion.

Unless prior to the initial Loan the Lender shall have received from Reinhart Boerner Van Deuren s.c. satisfactory opinions as to such matters relating to the Company, the validity and enforceability of this Agreement, the Loans to be made hereunder and the other documents required by this Article IV as the Lender shall reasonably require.

Section 4.09   Proceedings Satisfactory.

Unless all proceedings taken in connection with the transactions contemplated by this Agreement, and all instruments, authorizations and other documents applicable thereto, shall be reasonably satisfactory in form and substance to the Lender and its counsel.

Section 4.10   Expenses.

Unless prior to or concurrently with the making of the initial Loan the Company shall have paid to the Lender the costs and expenses of the Lender payable pursuant to Section 9.01(a) below (including the fees and expenses of the Lender’s outside counsel) through the date hereof.

Section 4.11   Other Items.

Unless prior to the initial Loan the Lender shall have received, in form and substance satisfactory to the Lender, such other documents or items as the Lender may reasonably require.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

In order to induce the Lender to make the Loans and other financial accommodations as provided herein, the Company represents and warrants to the Lender as follows as of the date of this Agreement and each request by the Company for a Loan or other extension of credit hereunder shall constitute a representation and warranty by the Company that all such representations and warranties remain true in all material respects on and as of the date of such requested Loan or extension of credit (except to the extent that such representations and warranties are specifically limited to a prior date, in which case such representations and warranties shall have been true and correct as of such date):

Section 5.01   Organization.

The Company is a corporation duly organized and validly existing under the laws of its jurisdiction of organization, and has all requisite power and authority, corporate or otherwise, to conduct its business and to own its properties.  The Company is duly licensed or qualified to do business in all jurisdictions in which such qualification is required, and failure to so qualify could have a Material Adverse Effect.  Set forth in Schedule 5.01 hereto is a complete and accurate list of all of its Subsidiaries, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its organization, the number of shares or units of each class of capital stock or other equity interests authorized, the number outstanding, and the percentage of the outstanding shares or equity interests of each such class owned (directly or indirectly) by the Company.  Each Subsidiary has only one class of shares or other equity interests authorized and outstanding, and none of such shares or other equity interests are subject to any outstanding options, warrants, rights of conversion or purchase, or similar rights.  All of the outstanding stock or other equity interests of all of the Subsidiaries has been legally and validly issued, is fully paid and non-assessable, and is owned by the Company or one or more other Subsidiaries free and clear of all pledges, liens, security interests and other charges or encumbrances.

Section 5.02   Authority.

The execution, delivery and performance of the Loan Documents are within the corporate powers of the Company, have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the stockholders or members of the Company, (ii) violate any provision of the articles of incorporation or by-laws or other governing documents of the Company or of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Company; (iii) require the consent or approval of, or filing or registration with, any governmental body, agency or authority; or (iv) result in a breach of or constitute a default under, or result in the imposition of any lien, charge or encumbrance upon any property of the Company pursuant to, any indenture or other agreement or instrument under which the Company is a party or by which it or its properties may be bound or affected.  This Agreement constitutes, and each of the Notes and Loan Documents when executed and delivered hereunder will constitute, legal, valid and binding obligations of the Company or other signatory enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy or similar laws affecting the enforceability of creditors’ rights generally.

Section 5.03   Investment Company Act of 1940.

Neither the Company nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.04   Employee Retirement Income Security Act.

All Plans are in compliance in all material respects with the applicable provisions of ERISA.  Neither the Company nor any Subsidiary has incurred any material “accumulated funding deficiency” within the meaning of section 302(a)(2) of ERISA in connection with any Plan.  There has been no Reportable Event for any Plan, the occurrence of which could reasonably be expected to have a Material Adverse Effect, nor has the Company or any Subsidiary incurred any material liability to the Pension Benefit Guaranty Corporation under section 4062 of ERISA in connection with any Plan.  The Unfunded Liabilities of all Plans do not in the aggregate exceed $20,000,000.  Neither the Company nor any Subsidiary is a member of any Multiemployer Plan.

Section 5.05   Financial Statements.

The consolidated balance sheet of the Company and its Subsidiaries as of June 27, 2010, and the consolidated statements of income and cash flow of the Company and its Subsidiaries for the fiscal year ended on that date, as audited by Deloitte & Touche LLP and heretofore furnished to the Lender (each prepared according to GAAP), are correct and complete and truly represent the financial condition of the Company and such Subsidiaries as of such date, and the results of their operations for the fiscal year ended on that date.  Since the date of the most recent audited financial statements of the Company referred to above there has been no Material Adverse Change.

Section 5.06   Dividends and Redemptions.

The Company has not, since June 27, 2010, paid or declared any dividend, or made any other distribution on account of any shares of any class of its stock, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of any class of its stock, except (i) a cash dividend paid to shareholders of the Company on October 29, 2010 in the amount of $3,983,000, and (ii) dividends and other distributions permitted by Section 6.04.  Except with respect to the Company’s stock repurchase program with respect to its outstanding common stock as disclosed in the Company’s audited financial statements referred to in Section 5.05, the Company is not a party to any agreement which may require it to redeem, purchase or otherwise acquire any shares of any class of its stock.

Section 5.07   Liens.

The Company and each Restricted Subsidiary has good and marketable title to all of its assets, real and personal, free and clear of all Liens, except Permitted Liens.  All owned and leased buildings and equipment of the Company and its Restricted Subsidiaries are in good condition, repair and working order in all material respects and, to the best of the Company’s knowledge and belief, conform in all material respects to all applicable laws, regulations and ordinances.

Section 5.08   Contingent Liabilities.

Neither the Company nor any Restricted Subsidiary has any Contingent Obligations, except those permitted by Section 6.08 hereof or set forth on Schedule 5.08 hereto.

Section 5.09   Taxes.

Except as expressly disclosed in the financial statements referred to in Section 5.05 above, neither the Company nor any Subsidiary has any material outstanding unpaid tax liability (except for taxes which are currently accruing from current operations and ownership of property, which are not delinquent), and to the Company’s knowledge no tax deficiencies have been proposed or assessed against the Company or any Subsidiary.

Section 5.10   Absence of Litigation.

Except as set forth on Schedule 5.10 hereto, neither the Company nor any Subsidiary is a party to any litigation or administrative proceeding, nor so far as is known by the Company is any litigation or administrative proceeding threatened against it or any Subsidiary, which in either case (i) relates to the execution, delivery or performance of this Agreement, the Notes, or any of the Loan Documents, (ii) would, if adversely determined, reasonably be expected to result in a Material Adverse Effect, (iii) asserts or alleges the Company or any Subsidiary violated Environmental Laws, (iv) asserts or alleges that Company or any Subsidiary is required to cleanup, remove, or take remedial or other response action due to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials, (v) asserts or alleges that Company or any Subsidiary is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other response action which arises out of or is related to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials by Company or any Subsidiary.

Section 5.11   Absence of Default.

No event has occurred which either of itself or with the lapse of time or the giving of notice or both, would give any creditor of the Company or any Subsidiary the right to accelerate the maturity of any Indebtedness of the Company or any Subsidiary having an outstanding principal balance of $1,000,000 or more.  Neither the Company nor any Subsidiary is in default under any other lease, agreement or instrument, or any law, rule, regulation, order, writ, injunction, decree, determination or award, non-compliance with which could reasonably be expected to result in a Material Adverse Effect.

Section 5.12   No Burdensome Agreements.

Neither the Company nor any Subsidiary is a party to any agreement, instrument or undertaking, or subject to any other restriction, (i) which could reasonably be expected to result in a Material Adverse Effect, or (ii) under or pursuant to which the Company or any Subsidiary is or will be required to place (or under which any other person may place) a lien upon any of its properties securing Indebtedness either upon demand or upon the happening of a condition, with or without such demand.

Section 5.13   Trademarks, etc.

The Company and its Subsidiaries possess adequate trademarks, trade names, copyrights, patents, permits, service marks and licenses, or rights thereto, for the present and planned future conduct of their respective businesses substantially as now conducted, without any known conflict with the rights of others which could reasonably be expected to result in a Material Adverse Effect.

Section 5.14   Leases.

Neither the Company nor any Restricted Subsidiary is a party to any lease or similar arrangement, except those permitted by Section 6.09 hereof.

Section 5.15   Partnerships; Joint Ventures.

Neither the Company nor any Restricted Subsidiary is a member of any partnership or joint venture, other than (a) STRATTEC Power Access LLC, ADAC-Strattec LLC and VAST LLC, and (b) other partnerships and joint ventures permitted by Section 6.11.

Section 5.16   Full Disclosure.

No information, exhibit or report furnished by the Company or any Subsidiary to Lender in connection with the negotiation or execution of this Agreement contained any material misstatement of fact as of the date when made or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading as of the date when made.

Section 5.17   Environmental Matters.

Except for such matters, individually or in the aggregate, which could not reasonably be expected to result in a Material Adverse Effect (including the matters disclosed in Schedule 5.17):

(a)   The Company and its Subsidiaries, and each of their facilities, comply in all material respects with all applicable Environmental Laws;

(b)   The Company and its Subsidiaries have obtained all governmental approvals required for their operations at each of their facilities under applicable Environmental Laws;

(c)   There are no conditions existing at any of the Company’s facilities or at any Subsidiary’s facilities which could reasonably be expected to subject the Company or any of its Subsidiaries to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or which require or are likely to require cleanup, removal, remedial action or other response pursuant to Environmental Laws by the Company or any of its Subsidiaries;

(d)   None of the facilities owned or occupied by the Company or any Subsidiary contains any underground storage tank, any material amounts of asbestos-containing building material, or any landfill, dump or hazardous waste management facility in violation of Environmental Laws; and

(e)   Neither the Company nor any of its Subsidiaries is subject to any judgment, decree, order or citation related to or arising out of Environmental Laws and neither the Company nor any of its Subsidiaries has been named or listed as a potentially responsible party by any Governmental Authority in a matter arising under any Environmental Laws.

Section 5.18   Solvency.

As of the date of this Agreement, and immediately prior to and after giving effect to the making of each Loan and the issuance of each Letter of Credit hereunder and the use of the proceeds thereof, (a) the Company’s assets will exceed its liabilities and (b) the Company will be solvent, will be able to pay its debts as they mature, will own property with fair salable value greater than the amount required to pay its debts and will have capital sufficient to carry on its business as then constituted.

ARTICLE VI

NEGATIVE COVENANTS

While any part of the credit granted to the Company is available and while any part of the principal of or interest on any Note or any of the other Obligations remains unpaid, the Company shall not do any of the following, or permit any Restricted Subsidiary to do any of the following, without the prior written consent of the Lender:

Section 6.01   Restriction of Indebtedness.

Create, incur, assume or have outstanding any Indebtedness except:

(a)   the Note issued under this Agreement;

(b)  Indebtedness secured by Liens described in clause (4) of the definition of “Permitted Liens”, provided such Indebtedness does not exceed an aggregate of $2,000,000 at any time outstanding;

(c)   Indebtedness existing on the date of this Agreement and described on Schedule 6.01 not exceeding the amounts set forth on such Schedule; and

Section 6.02   Restriction on Liens.

Create or permit to be created or allow to exist any Lien on any property or asset now owned or hereafter acquired by the Company or any Restricted Subsidiary, except Permitted Liens.

Section 6.03   Sale and Leaseback.

Enter into any agreement providing for the leasing by the Company or a Restricted Subsidiary of property which has been or is to be sold or transferred by the Company or a Restricted Subsidiary to the lessor thereof, or which is substantially similar in purpose to property so sold or transferred.

Section 6.04   Dividends and Distributions.

Pay or declare any dividend, or make any distribution on account of any shares of its capital stock, membership interests or other equity interests, or redeem, purchase or otherwise acquire any shares of its capital stock, membership interests or other equity interests, except for:

(a)   dividends payable in shares of stock of the Company;

(b)   dividends paid by a Restricted Subsidiary to the Company and the other holders of equity interests in such Restricted Subsidiary in proportion to their respective equity interests; and

(c)   cash dividends paid by the Company to its shareholders so long as no Default or Event of Default has occurred and is continuing, or would be created as a result of the payment of such dividends.

Section 6.05   Acquisitions and Investments.

Make any Acquisition or Investment, except:

(a)   Permitted Acquisitions;

(b)   Investments in (i) bank repurchase agreements; (ii) savings accounts or certificates of deposit in a financial institution of recognized standing; (iii) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or any agency thereof); (iv) obligations of Federal National Mortgage Association or the Federal Home Loan Banks; (v) money market funds provided the portfolio of such money market funds are limited to obligations of the types described in clauses (iii) or (iv); (vi) prime commercial paper or other unrated commercial paper of issuers acceptable to the Lender, in each case maturing within 270 days of the date of acquisition by the Company or a Restricted Subsidiary; and (vii) obligations of any state or political subdivision thereof (whether or not backed by full faith and credit of the governmental issuer) rated for investment purposes at not less than “A”, “MIG-2” or “P-2” by Moody’s Investors Service, Inc., or “A” by Standard & Poor’s Credit Market Services.

(c)   Loans and advances made to employees and agents in the ordinary course of business, such as travel and entertainment advances and similar items;

(d)   Investments in the Company by a Restricted Subsidiary and Investments in any Guarantor by the Company or a Restricted Subsidiary; provided that any such Investments by a Restricted Subsidiary shall be subordinated to the Obligations in a manner satisfactory to the Lender;

(e)   Existing Investments by the Company in Subsidiaries and VAST LLC, and other existing Investments outstanding on the date hereof, and shown on Schedule 6.05 hereto, provided that such Investments shall not be increased;

(f)   Additional Investments by the Company in VAST LLC of up to $3,000,000 in each fiscal year;

(g)   Additional Investments by the Company in ADAC-Strattec LLC of up to $3,000,000 in each fiscal year;

(h)   Additional Investments by the Company in STRATTEC Power Access LLC of up to $3,000,000 in each fiscal year; and

(i)   Other Investments (including Investments described above in excess of the basket limitations applicable to such Investments) not exceeding $3,000,000 in the aggregate for each fiscal year.

Section 6.06   Liquidation; Merger; Disposition of Assets; Subsidiaries.

Liquidate or dissolve; or merge with or into or consolidate with or into any other Person except a merger of a Restricted Subsidiary or a wholly-owned Subsidiary into the Company or a Guarantor (in which case the Company or a Guarantor shall be the survivor) and except for mergers in connection with Permitted Acquisitions; or sell, lease, transfer or otherwise dispose of all or any substantial part of its property, assets or business (other than sales of inventory made in the ordinary course of business and sales or dispositions of equipment that is no longer used or useful in the business), or any stock or other equity interests of any Subsidiary; or create or acquire any Subsidiary (other than a Subsidiary that is created or acquired in connection with a Permitted Acquisition or as otherwise permitted under Section 6.05; provided that any such Subsidiary that is a Domestic Subsidiary has executed and delivered the Guaranty in form and substance satisfactory to the Lender, together with corporate authority documents as to such Domestic Subsidiary of the kind required by Section 4.06(a).

Section 6.07   Accounts Receivable.

Discount or sell with recourse, or sell for less than the face amount thereof, any of its notes or accounts receivable (other than discounts for prompt payment in the ordinary course of business), whether now owned or hereafter acquired.

Section 6.08   Contingent Obligations.

Incur or permit to exist any Contingent Obligation, except (a) Contingent Obligations of the type described in clause (g) of the definition of “Indebtedness” in Section 1.01, provided the aggregate principal amount of the Indebtedness guaranteed thereby does not exceed $3,000,000 at any time; (b) Permitted Derivative Obligations; and (c) pursuant to the deposit and collection of checks and similar items in the ordinary course of business.

Section 6.09   Leases.

Incur or permit to be outstanding lease or rental obligations as lessee of real or personal property under leases which are not Capitalized Leases, exceeding in the aggregate (for the Company and all Restricted Subsidiaries) for any fiscal year of the Company $3,000,000.

Section 6.10   Affiliates.

Suffer or permit any transaction with any Affiliate, except on terms not less favorable to the Company or Restricted Subsidiary than would be usual and customary in similar transactions with non-affiliated persons.

Section 6.11   Partnerships; Joint Ventures.

Become a member of any partnership or joint venture, except (a) the joint ventures identified in Section 5.15, and (b) other partnerships and joint ventures to the extent permitted under Section 6.05.

ARTICLE VII

AFFIRMATIVE COVENANTS

While any part of the credit granted to the Company is available and while any part of the principal of or interest on the Note or any of the other Obligations remains unpaid, and unless waived in writing by the Lender, the Company shall:

Section 7.01   Financial Status.

The Company shall at all times maintain Consolidated Net Worth in an amount at least equal to the cumulative sum of (a) $65,000,000 plus (b) for each fiscal year beginning with the fiscal year ending on July 3, 2011, 50% of the positive Consolidated Net Earnings of the Company for such fiscal year (without any deduction for net losses).  Each annual adjustment of the Consolidated Net Worth requirement pursuant to clause (b) above shall take effect upon the earlier of the delivery to the Lender of the Company’s audited financial statements for the fiscal year just ended or 90 days following the close of such fiscal year.

Section 7.02   Insurance.

Maintain insurance in such amounts and against such risks as is customary by companies engaged in the same or similar businesses and similarly situated.

Section 7.03   Corporate Existence; Obligations.

Do, and cause each Subsidiary to do, all things necessary to:  (i) maintain its corporate existence (except for mergers permitted by Section 6.06) and all rights and franchises necessary or desirable for the conduct of its business; (ii) comply with all applicable laws, rules, regulations and ordinances, and all restrictions imposed by Governmental Authorities, including Environmental Laws, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (iii) pay, before the same become delinquent and before penalties accrue thereon, all taxes, assessments and other governmental charges against it or its property, and all of its Indebtedness and other liabilities, except to the extent and so long as the same are being contested in good faith by appropriate proceedings in such manner as not to cause any Material Adverse Effect, with adequate reserves provided for such payments.

Section 7.04   Business Activities.

Continue to carry on its (and its Subsidiaries’) business activities in substantially the manner such activities are conducted on the date of this Agreement and not make any material change in the nature of its (and its Subsidiaries’) business, except such changes, if any, occurring as a result of Permitted Acquisitions.

Section 7.05   Properties.

Keep and cause each Subsidiary to keep its properties (whether owned or leased) necessary or useful to the conduct of its business in good condition, repair and working order, ordinary wear and tear and obsolescence excepted, and make or cause to be made from time to time all necessary repairs thereto (including external or structural repairs) and renewals and replacements thereof.

Section 7.06   Accounting Records; Reports.

Maintain and cause each Subsidiary to maintain a standard and modern system for accounting in accordance with GAAP consistently applied throughout all accounting periods and consistent with those applied in the preparation of the financial statements referred to in Section 5.05; and furnish to the Lender such information respecting the business, assets and financial condition of the Company and its Subsidiaries as Lender may reasonably request and, without request, furnish to the Lender:

(a)   Within 45 days after the end of each fiscal quarter of the Company (i) consolidated balance sheet of the Company and all of its consolidated Subsidiaries as of the close of such quarter and of the comparable quarter in the preceding fiscal year (prepared in accordance with GAAP); and (ii) consolidated statements of income and cash flow of the Company and all of its consolidated Subsidiaries for such quarter and for that part of the fiscal year ending with such quarter and for the corresponding periods of the preceding fiscal year (prepared in accordance with GAAP); all in reasonable detail and certified as true and correct (subject to audit and normal year-end adjustments) by the chief financial officer, treasurer or other responsible officer of the Company; and

(b)   As soon as available, and in any event within 90 days after the last day of each fiscal year of the Company, a copy of the audit report for such year and accompanying consolidated financial statements of the Company and its consolidated Subsidiaries (prepared in accordance with GAAP), as prepared by independent public accountants of recognized standing selected by the Company and satisfactory to the Lender, which audit report shall be accompanied by an opinion of such accountants, in form satisfactory to the Lender, to the effect that the same fairly present the financial condition of the Company and its consolidated Subsidiaries and the results of its and their operations as of the relevant dates thereof; together with copies of any management letters issued by such accountants in connection with such audit; and

(c)   Within 45 days after the end of each fiscal quarter of VAST LLC (i) a balance sheet of VAST LLC as of the close of such quarter and of the comparable quarter in the preceding fiscal year (prepared in accordance with GAAP); and (ii) statements of income and cash flow of VAST LLC for such quarter and for that part of the fiscal year ending with such quarter and for the corresponding periods of the preceding fiscal year (prepared in accordance with GAAP); all in reasonable detail and certified as true and correct by the responsible financial officer of VAST LLC; and

(d)   Within 45 days after the end of each fiscal quarter of each Subsidiary of the Company (i) a balance sheet of such Subsidiary as of the close of such quarter and of the comparable quarter in the preceding fiscal year (prepared in accordance with GAAP); and (ii) statements of income and cash flow of such Subsidiary for such quarter and for that part of the fiscal year ending with such quarter and for the corresponding periods of the preceding fiscal year (prepared in accordance with GAAP); all in reasonable detail and certified as true and correct by the responsible financial officer of such Subsidiary; and

(e)   As soon as available, copies of all reports or materials submitted or distributed to shareholders of the Company in their capacity as shareholders or filed with the SEC or other governmental agency having regulatory authority over the Company or with any national securities exchange; and

(f)   Promptly after the furnishing thereof, copies of any statement or report furnished to any other holder of Indebtedness of the Company pursuant to the terms of any indenture, credit or loan agreement or similar agreement and not otherwise required to be furnished to the Lender pursuant to any other clause of this Section 7.06; and

(g)   Promptly, and in any event within 10 Business Days, after Company has knowledge thereof a statement of the chief financial officer of the Company describing:  (i) any Default or Event of Default, or any other event which, either of itself or with the lapse of time or the giving of notice or both, would constitute a default under any other material agreement to which the Company or any Subsidiary is a party, in each case together with a statement of the actions which the Company proposes to take with respect thereto; (ii) any pending or threatened litigation or administrative proceeding of the type described in Section 5.10; (iii) any other condition or event which would make any of the warranties contained in this Agreement incomplete or inaccurate in any material respect; and (iv) any Material Adverse Change; and

(h)   (i)  Promptly, and in any event within 30 days, after the Company knows that any Reportable Event with respect to any Plan has occurred, a statement of the chief financial officer of the Company setting forth details as to such Reportable Event and the action which the Company proposes to take with respect thereto, together with a copy of any notice of such Reportable Event given to the Pension Benefit Guaranty Corporation if a copy of such notice is available to the Company, (ii) promptly after the filing thereof with the Internal Revenue Service, copies of each annual report with respect to each Plan administered by the Company and (iii) promptly after receipt thereof, a copy of any notice (other than a notice of general application) the Company, any Subsidiary or any member of the Controlled Group may receive from the Pension Benefit Guaranty Corporation or the Internal Revenue Service with respect to any Plan administered by the Company; and

(i)   No later than 30 days after the end of each fiscal year, a copy of the Company’s operating budget for the current fiscal year.

The financial statements referred to in Section 7.06 (a) and (b) above shall be accompanied by a certificate by the chief financial officer of the Company showing computations demonstrating compliance or non-compliance with Section 7.01 and stating that, as of the close of the last period covered in such financial statements, no condition or event had occurred which constitutes a Default or Event of Default (or if there was such a condition or event, specifying the same).

Section 7.07   Inspection of Records.

Permit representatives of the Lender upon reasonable advance notice to visit and inspect any of the properties and examine any of the books and records of the Company and its Restricted Subsidiaries at any reasonable time and as often as may be reasonably desired.

Section 7.08   Real Estate Security.

If at any time the aggregate outstanding principal amount of Loans plus the outstanding Letter of Credit Obligations shall exceed $20,000,000 for a period of forty-five (45) consecutive days, upon request by the Lender, the Company will grant mortgage liens to the Lender as additional security for the Obligations on all of its interests in real property located in the United States pursuant to mortgages and other documentation satisfactory in form and substance to the Lender and its counsel, including lender’s title insurance policies with appropriate endorsements reasonably required by the Lender, surveys, and other related documentation, all as reasonably required by the Lender.

ARTICLE VIII

DEFAULTS

Section 8.01   Defaults.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a)   The Company shall fail to pay (i) any interest due on the Note, or any other amount payable hereunder (other than a principal payment on the Note) by five (5) days after the same becomes due; or (ii) any principal amount due on the Note when due;

(b)   The Company shall default in the performance or observance of any agreement, covenant, condition, provision or term contained in Article VI or Section 7.01 or 7.06 of this Agreement;

(c)   The Company or any Credit Party shall default in the performance or observance of any of the other agreements, covenants, conditions, provisions or terms in this Agreement or any Loan Document continuing for a period of thirty days after the earlier of the date upon which (i) the Chairman, President or Chief Financial Officer of the Company or such other Credit Party obtains knowledge of such default or (ii) written notice thereof is given to the Company by the Lender;

(d)   Any representation or warranty made by the Company herein or any certificate delivered pursuant hereto, or any financial statement delivered to Lender hereunder, shall prove to have been false in any material respect as of the time when made or given;

(e)   The Company or any Restricted Subsidiary shall fail to pay as and when due and payable (whether at maturity, by acceleration or otherwise) all or any part of the principal of or interest on any Indebtedness of or assumed by it, or of the rentals due under any lease or sublease, or of any other obligation for the payment of money (the aggregate amount of which Indebtedness, rentals and other obligations exceeds $3,000,000), and such default shall not be cured within the period or periods of grace, if any, specified in the instruments governing such obligations; or default shall occur under any evidence of, or any indenture, lease, sublease, agreement or other instrument governing such obligations, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness or other obligation or the termination of such lease or sublease;

(f)   A final judgment which, together with all other outstanding final judgments against the Company and its Restricted Subsidiaries, or any of them, exceeds an aggregate of $3,000,000 shall be entered against the Company or any Restricted Subsidiary and shall remain outstanding and unsatisfied, unbonded, unstayed or uninsured after 60 days from the date of entry thereof;

(g)   The Company, any Restricted Subsidiary or any Credit Party shall:  (i) become insolvent; or (ii) be unable, or admit in writing its inability to pay its debts as they mature; or (iii) make a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its property; or (iv) become the subject of an “order for relief” within the meaning of the United States Bankruptcy Code; or (v) become the subject of a creditor’s petition for liquidation, reorganization or to effect a plan or other arrangement with creditors which remains undismissed for a period of sixty (60) days; or (vi) apply to a court for the appointment of a custodian or receiver for any of its assets; or (vii) have a custodian or receiver appointed for any of its assets (with or without its consent); or (viii) have any of its assets garnished, seized or forfeited, or threatened with garnishment, seizure or forfeiture; or (ix) otherwise become the subject of any insolvency proceedings or propose or enter into any formal or informal composition or arrangement with its creditors;

(h)   This Agreement, any Note or any Loan Document shall, at any time after their respective execution and delivery, and for any reason, cease to be in full force and effect or be declared null and void, or be revoked or terminated, or the validity or enforceability thereof or hereof shall be contested by the Company, any Credit Party or any shareholder of the Company or any Credit Party, or the Company or any Credit Party shall deny that it has any or further liability or obligation thereunder or hereunder, as the case may be;

(i)   Any Reportable Event, which the Lender determines in good faith to constitute grounds for the termination of any Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan, shall have occurred, or any Plan shall be terminated within the meaning of Title IV of ERISA, or a trustee shall be appointed by the appropriate United States District Court to administer any Plan, or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan, and in case of any event described in the preceding provisions of this subsection (i) the Lender determines in good faith that the aggregate amount of the liability of the Company and its Subsidiaries to the Pension Benefit Guaranty Corporation under ERISA shall exceed $3,000,000 and such liability is not covered, for the benefit of the Company, by insurance; or the Company or any Subsidiary shall become a member of a Multiemployer Plan; or

(j)   Any Change of Control shall occur.

Section 8.02   Termination of Commitments and Acceleration of Obligations.

Upon the occurrence of any Event of Default:

(a)   As to any Event of Default (other than an Event of Default under Section 8.01(g)) and at any time thereafter, and in each case, the Lender may, by written notice to the Company, (i) immediately terminate the obligation of the Lender to make Loans or other extensions of credit or issue Letters of Credit hereunder, (ii) require the Company to provide cash collateral for the Letter of Credit Obligations pursuant to section 8.02(c), and (iii) declare the unpaid principal balance of the Note, together with all interest accrued thereon, to be immediately due and payable; and the unpaid principal balance of and accrued interest on the Note shall thereupon be due and payable without further notice of any kind, all of which are hereby waived, and notwithstanding anything to the contrary herein or in the Note contained;

(b)   As to any Event of Default under Section 8.01(g), the obligation of the Lender to make Loans or other extensions of credit or to issue Letters of Credit hereunder shall immediately terminate, the Company shall be required to provide cash collateral for all Letter of Credit Obligations pursuant to section 8.02(c), and the unpaid principal balance of the Note, together with all interest accrued thereon, shall immediately and forthwith be due and payable, all without presentment, demand, protest, or further notice of any kind, all of which are hereby waived, notwithstanding anything to the contrary herein or in the Note contained;

(c)   When required pursuant to Section 8.02(a) or (b), the Company shall immediately pay to the Lender cash in the amount of 103% of all Letter of Credit Obligations to be held by the Lender (without liability for interest thereon) as collateral for all such obligations and applied to obligations arising in connection with any drawing under a Letter of Credit.  After the expiration or termination of all Letters of Credit and the payment of all Letter of Credit Obligations, such cash collateral shall be applied by the Lender to any remaining Obligations, and any excess shall be delivered to the Company or as otherwise ordered by a court of competent jurisdiction; and

(d)   As to each Event of Default, the Lender shall have all the remedies for default provided by the Loan Documents, as well as applicable law.

ARTICLE IX

MISCELLANEOUS

Section 9.01   Expenses; Indemnity.

(a)   The Company shall pay or reimburse the Lender for (i) all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses of Lender’s external counsel, but expressly excluding the fees and expenses of in-house counsel) paid or incurred by the Lender in connection with the negotiation, preparation, execution, delivery, and administration of this Agreement, the Notes, the Loan Documents and any other document required hereunder or thereunder, including without limitation any amendment, supplement, modification or waiver of or to any of the foregoing; and (ii) all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses, including the fees and expenses of in-house counsel) paid or incurred by the Lender before and after judgment in enforcing, protecting or preserving its rights under this Agreement, the Note, the Loan Documents and any other document required hereunder or thereunder, including without limitation the enforcement of rights against, or realization on, any collateral or security therefor or in defending against any claim made against the Lender by the Company, any Subsidiary or any third party as a result of or in any way relating to any matter referred to in subsection (i) or (ii) of this Section 9.01(a).

(b)   The Company agrees to indemnify the Lender and each of its officers, directors, employees and agents (each an “Indemnified Party”) against any and all losses, claims, damages, liabilities and expenses, (including, without limitation, reasonable attorneys’ fees and expenses, including the fees and expenses of in-house counsel), incurred by such Indemnified Party arising out of, in any way connected with, or as a result of (i) any Acquisition or attempted Acquisition of stock or assets of another person or entity by the Company or any Subsidiary, (ii) the use of any of the proceeds of any Loans made hereunder by the Company or any Subsidiary for the making or furtherance of any such Acquisition or attempted Acquisition, (iii) any breach or alleged breach by the Company or any Subsidiary of or any liability or alleged liability of the Company or any Subsidiary under any Environmental Law, or any liability or alleged liability incurred by the Lender under any Environmental Law in connection with this Agreement, any Loan Document or the transactions contemplated hereunder or thereunder, (iv) the negotiation, preparation, execution, delivery, administration, and enforcement of this Agreement, the Notes, the Loan Documents and any other document required hereunder or thereunder, including without limitation any amendment, supplement, modification or waiver of or to any of the foregoing or the consummation or failure to consummate the transactions contemplated hereby or thereby, or the performance by the parties of their obligations hereunder or thereunder, (v) any claim, litigation, investigation or proceedings related to any of the foregoing, whether or not the Lender or other Indemnified Party is a party thereto; provided, however, that such indemnity shall not apply to any such losses, claims, damages, liabilities or related expenses that are determined in a final judgment by a court of competent jurisdiction to have been caused primarily by the gross negligence or willful misconduct of the Indemnified Party.

(c)   The foregoing agreements and indemnities shall remain operative and in full force and effect regardless of termination of this Agreement, the consummation of or failure to consummate either the transactions contemplated by this Agreement or any amendment, supplement, modification or waiver, the repayment of any Loans made hereunder, the invalidity or unenforceability of any term or provision of this Agreement or any of the Note or any Loan Document, or any other document required hereunder or thereunder, any investigation made by or on behalf of the Lender, the Company or any Subsidiary, or the content or accuracy of any representation or warranty made under this Agreement, any Loan Document or any other document required hereunder or thereunder.

Section 9.02   Securities Act of 1933.

Lender represents that it is acquiring the Notes payable to it without any present intention of making a sale or other distribution of such Notes, provided Lender reserves the right to sell participations in its Notes to the extent permitted by Section 9.08.

Section 9.03   Successors.

The provisions of this Agreement shall inure to the benefit of the Lender and shall inure to the benefit of and be binding upon any successor to any of the parties hereto.  No delay on the part of the Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege hereunder preclude other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein specified are cumulative and are not exclusive of any rights or remedies which the Lender would otherwise have.

Section 9.04   Survival.

All agreements, representations and warranties made herein (as the same may be amended, revised or updated from time to time in accordance with the terms of this Agreement) shall survive the execution of this Agreement, the making of the Loans hereunder and the execution and delivery of the Notes.

Section 9.05   Governing Law.

This Agreement and the Notes issued hereunder shall be governed by and construed in accordance with the internal laws of the State of Wisconsin, except to the extent superseded by federal law.

Section 9.06   Counterparts.

This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 9.07   Notices.

All communications or notices required under this Agreement shall be in writing and shall be deemed to have been given (i) on the date when sent by facsimile transmission to the facsimile number set forth below, or (ii) on the date when delivered, sent by nationally recognized overnight delivery service, or deposited in the United States mail, postage prepaid, in each case to the following address (unless and until any of such parties advises the other in writing of a change in such address):

If to the Company:

Strattec Security Corporation
3333 West Good Hope Road
Milwaukee, Wisconsin 53209
Attention: Patrick J. Hansen,
Senior Vice President and Chief Financial Officer
Fax: (414) 247-3695

with a copy to:

James M. Bedore, Esq.
Reinhart Boerner Van Deuren s.c.
1000 North Water Street
Milwaukee, WI 53202
Fax: (414) 298-8097

If to the Lender:

BMO Harris Bank N.A.
770 North Water Street
Milwaukee, Wisconsin 53202
Attention: Corporate Banking
Fax: (414) 765-7670

Section 9.08   Assignment; Participations.

(a)   Assignments.  Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Loans, its Note and its Revolving Commitment); provided, however, that:

(1)	each such assignment shall be to one of the following (each, an “Eligible Assignee”): (a) an Affiliate of Lender; and (b) any other Person approved by the Company (such approval not to be unreasonably withheld or delayed); provided that (i) the Company’s consent is not required during the existence and continuation of an Event of Default involving the payment of money or the breach of Section 7.01 or any covenant in Article 6 hereof and (ii) neither the Company nor an Affiliate of the Company shall qualify as an Eligible Assignee.

(2)	except in the case of an assignment to an Affiliate of Lender or an assignment of all of Lender’s rights and obligations under this Agreement, any such partial assignment shall be in an amount at least equal to $10,000,000 (or, if less, the remaining amount of the Revolving Commitment being assigned by Lender) and an integral multiple of $1,000,000 in excess thereof;

(3)	each such assignment by Lender shall be of a constant, and not varying, percentage of all of its rights and obligations under this Agreement and the Notes; and

(4)	the Company may continue to deal solely and directly with Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses and related information with respect to the Eligible Assignee, shall have been given to the Company by Lender and the Eligible Assignee and the Company shall have consented to such assignment (except to the extent such consent is not required as set forth in subsection (1) above.

Upon execution, delivery, and acceptance of such assignment, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Agreement.  Upon the consummation of any assignment pursuant to this Section 9.08(a), the Lender and the Company shall make appropriate arrangements so that, if required, new Notes are issued to the assignee.

(b)   Participations.  Lender may sell participations to one or more Persons in all or a portion of its rights, obligations or rights and obligations under this Agreement (including all or a portion of its Revolving Commitment, its Note and its Loans); provided, however, that (i) Lender’s obligations under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participant shall be entitled to the benefit of the yield protection provisions contained in Article III, inclusive, and the right of set-off contained in Section 3.21, and (iv) the Company shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Agreement, and Lender shall retain the sole right to enforce the obligations of the Company relating to its Loans and its Notes and to approve any amendment, modification, or waiver of any provision of this Agreement (other than amendments, modifications, or waivers decreasing the amount of principal of or the rate at which interest is payable on such Loans or Notes, extending any scheduled principal payment date or date fixed for the payment of interest on such Loans or Notes, or extending its Commitments).

(c)   Nonrestricted Assignments.  Notwithstanding any other provision set forth in this Agreement, Lender may at any time assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any operating circular issued by such Federal Reserve Lender.  No such assignment shall release the Lender from its obligations hereunder.

(d)   Information.  Lender may furnish any information concerning the Company in the possession of Lender from time to time to assignees and participants (including prospective assignees and participants), provided that such assignee or participant (or prospective assignee or participant) agrees to be bound by the confidentiality restrictions of Section 9.09).

Section 9.09   Confidentiality.

Lender agrees it will use its best efforts not to disclose without the Company’s consent (other than to its employees, auditors, counsel or other professional advisors or to its Affiliates, who shall also be bound by this Section 9.09) any information concerning the Company or any of its Subsidiaries furnished pursuant to this Agreement and designated by the Company in writing as being confidential in nature; provided, that Lender may disclose any such information (a) that has become generally available to the public, (b) if required or appropriate in any report, statement or testimony submitted to any regulatory body having or claiming to have jurisdiction over Lender, (c) if required or appropriate in response to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to Lender, and (e) to any prospective or actual transferee in connection with any contemplated or actual transfer of any of the Notes or any interest therein by Lender; provided, that such actual or prospective transferee agrees to be bound by the provisions of this Section 9.09.

Section 9.10   Amendments, Etc.

No waiver, amendment, settlement or compromise of any of the rights of the parties to this Agreement, the Note or any of the Loan Documents shall be effective for any purpose unless it is in a written instrument executed and delivered by all of such parties.

Section 9.11   USA PATRIOT Act Notice.

The Lender hereby notifies the Company that, pursuant to the requirements of Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001 (Public Law 107–56, signed into law October 26, 2001) and regulations promulgated thereunder (collectively, the “Patriot Act”), Lender is required to obtain, verify and record information that identifies the Credit Parties, including without limitation the name, address and identification number of each Credit Party.

Section 9.12   Entire Agreement; No Agency.

This Agreement and the other documents referred to herein contain the entire agreement between the Lender and the Company with respect to the subject matter hereof, superseding all previous communications and negotiations, and no representation, undertaking, promise or condition concerning the subject matter hereof shall be binding upon the Lender unless clearly expressed in this Agreement or in the other documents referred to herein.  Nothing in this Agreement or in the other documents referred to herein and no action taken pursuant hereto shall cause the Lender or the Company to be treated as an agent of the other, or shall be deemed to constitute the Lender and the Company a partnership, association, joint venture or other entity.

Section 9.13   No Third Party Benefit.

This Agreement is solely for the benefit of the parties hereto and their permitted successors and assigns.  No other person or entity shall have any rights under, or because of the existence of, this Agreement.

Section 9.14   Consent to Jurisdiction.

The Company hereby consents to the jurisdiction of any state or federal court situated in Milwaukee County, Wisconsin, and waives any objection based on lack of personal jurisdiction, improper venue or forum non conveniens, with regard to any actions, claims, disputes or proceedings relating to this Agreement, any Note, any of the Loan Documents, or any other document delivered hereunder or in connection herewith, or any transaction arising from or connected to any of the foregoing.  The Company waives, to the extent permitted by applicable law, personal service of any and all process upon it, and consents to all such service of process made by mail or by messenger directed to it at the address specified below.  Nothing herein shall affect the right of the Lender to serve process in any manner permitted by law, or limit the right of the Lender to bring proceedings against the Company or its property or assets in the competent courts of any other jurisdiction or jurisdictions.

Section 9.15   Waiver of Jury Trial.

The Company and the Lender hereby jointly and severally waive any and all right to trial by jury in any action or proceeding relating to this Agreement, any Note, any of the Loan Documents, or any other document delivered hereunder or in connection herewith, or any transaction arising from or connected to any of the foregoing.  The Company and the Lender each represent that this waiver is knowingly, willingly and voluntarily given.

Section 9.16   Limitation of Liability.

The Company and the Lender hereby waive any right any of them may now or hereafter have to claim or recover from any other party hereto any consequential, exemplary or punitive damages.

Section 9.17   Tax Indemnification.

(a)   Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Company hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Company shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)   Payment of Other Taxes by the Company.  Without limiting the provisions of paragraph (a) above, the Company shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)   Indemnification by the Company.  The Company shall indemnify the Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Company by Lender shall be conclusive absent manifest error.

(d)   Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Company to a Governmental Authority, the Company shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e)   Treatment of Certain Refunds.  If the Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section, it shall pay to the Company an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Company, upon the request of the Lender, agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Company or any other Person.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

STRATTEC SECURITY CORPORATION

(CORPORATE SEAL)                                                          By: /s/ Harold M. Stratton II
       Name: Harold M. Stratton II
       Title: Chairman and Chief Executive Officer

And by: /s/ Patrick J. Hansen
             Name: Patrick J. Hansen
             Title: Senior Vice President and
             Chief Financial Officer

Credit Agreement Signature Page 1 of 2

BMO HARRIS BANK N.A.

By: /s/ Michael M. Fordney
Name: Michael M. Fordney
Title: Senior Vice President

Credit Agreement Signature Page 2 of 2

EXHIBIT 2.01

PROMISSORY NOTE

$25,000,000	August 1, 2011

FOR VALUE RECEIVED, STRATTEC SECURITY CORPORATION, a Wisconsin corporation (the “Company”), promises to pay to the order of BMO HARRIS BANK N.A. (the “Lender”), without setoff or counterclaim, the principal sum of Twenty-Five Million Dollars ($25,000,000), or such lesser amount as the Lender has advanced to the Company pursuant to Section 2.01 of the Credit Agreement referred to below, at the Main Office of the Lender in Milwaukee, Wisconsin, on the Termination Date set forth in the Credit Agreement referred to below.  This Note shall bear interest payable on the dates and at the rate or rates set forth in the Credit Agreement referred to below.  All amounts payable under this Note and the Credit Agreement shall be payable in lawful money of the United States of America.

This Note constitutes the Revolving Note issued under Credit Agreement dated as of August 1, 2011 (as amended, amended and restated or otherwise modified from time to time, the “Credit Agreement”), between the Company and the Lender, to which Credit Agreement reference is hereby made for a statement of the terms and conditions on which Loans in part evidenced hereby were or may be made, and for a description of the conditions upon which this Note may be prepaid, in whole or in part, or its maturity accelerated.

This Note is entitled to the benefit of all of the Loan Documents referred to in the Credit Agreement.

STRATTEC SECURITY CORPORATION

By:  __________________________________

Name: ________________________________
Title:  ________________________________